                                                                Exhibit 10.55




                            ASSET PURCHASE AGREEMENT


                 BY AND AMONG CENTURY BUSINESS SERVICES, INC.,
                        GENERAL BUSINESS SERVICES, INC.,
                          GENERAL TAX SERVICES, INC.,
                            EDWIN K. WILLIAMS & CO.
                             GBS ACQUISITION CORP.
                           AND THE DWYER GROUP, INC.

                               TABLE OF CONTENTS

<Cption>
                                                                                                                     Page
                                                                                                                     ----
ARTICLE 1          PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . .                   1

         1.1       Purchased Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   1
         1.2       Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   3
         1.3       Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   3
         1.4       Assumed Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . .                   3
         1.5       Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   4
         1.6       Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   4
         1.7       Closing Date Net Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   6

ARTICLE 2          CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   7

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF GBS, GTS, EKW
                   AND SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         3.1       Representations and Warranties of Shareholder.   . . . . . . . . . . . . . . . . .                   7
                   3.1.1       Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   7
                   3.1.2       Title to the Shares  . . . . . . . . . . . . . . . . . . . . . . . . .                   8
                   3.1.3       No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   8
                   3.1.4       Affiliated Transactions  . . . . . . . . . . . . . . . . . . . . . . .                   8

         3.2       Representations and Warranties of GBS, GTS, EKW
                   and Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   8
                   3.2.1       Organization and Qualification . . . . . . . . . . . . . . . . . . . .                   8
                   3.2.2       Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   9
                   3.2.3       Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .                   9
                   3.2.4       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . .                   9
                   3.2.5       Net Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  10
                   3.2.6       Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  10
                   3.2.7       Organizational Documents and Corporate Records . . . . . . . . . . . .                  10
                   3.2.8       Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  10
                   3.2.9       No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  10
                   3.2.10      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . .                  11
                   3.2.11      Other Tangible Property  . . . . . . . . . . . . . . . . . . . . . . .                  11
                   3.2.12      Leasehold Interests  . . . . . . . . . . . . . . . . . . . . . . . . .                  11
                   3.2.13      Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  12
                   3.2.14      Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  12
                   3.2.15      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . .                  12
                   3.2.16      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  12
                   3.2.17      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . .                  13
                   3.2.18      Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  13
                   3.2.19      Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . .                  13

                                                                                                                     Page
                                                                                                                     ----
                   3.2.20      Franchisees and Licensees  . . . . . . . . . . . . . . . . . . . . . .                  15
                   3.2.21      Outstanding Commitments  . . . . . . . . . . . . . . . . . . . . . . .                  15
                   3.2.22      Labor Matters; Employees . . . . . . . . . . . . . . . . . . . . . . .                  15
                   3.2.23      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . .                  16
                   3.2.24      Employee Compensation  . . . . . . . . . . . . . . . . . . . . . . . .                  18
                   3.2.25      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  18
                   3.2.26      Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . .                  18
                   3.2.27      Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . .                  18
                   3.2.28      Bank Accounts, Guarantees and Powers   . . . . . . . . . . . . . . . .                  19
                   3.2.29      Environmental and Safety Matters . . . . . . . . . . . . . . . . . . .                  19
                   3.2.30      Absence of Changes   . . . . . . . . . . . . . . . . . . . . . . . . .                  19
                   3.2.31      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  20

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF CENTURY  . . . . . . . . . . . . . . . . . . . .                  20

         4.1       Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  20
         4.2       Authority    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  21
         4.3       The Century Stock    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  21
         4.4       No Breach    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  21
         4.5       Documents Delivered    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  21

ARTICLE 5          CONDITIONS PRECEDENT TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .                  22

         5.1       Century's and Acquisition Sub's Conditions Precedent to Closing                                     22
                   5.1.1       Representations and Warranties . . . . . . . . . . . . . . . . . . . .                  22
                   5.1.2       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  22
                   5.1.3       Satisfactory Performance . . . . . . . . . . . . . . . . . . . . . . .                  22
                   5.1.4       Continuation of Business   . . . . . . . . . . . . . . . . . . . . . .                  22
                   5.1.5       Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  22
                   5.1.6       Employment and Noncompete Agreements   . . . . . . . . . . . . . . . .                  22
                   5.1.7       Legal Limitations on Closing   . . . . . . . . . . . . . . . . . . . .                  23
                   5.1.8       Deliveries by Shareholder  . . . . . . . . . . . . . . . . . . . . . .                  23
                   5.1.9       Deliveries by GBS, GTS and EKW . . . . . . . . . . . . . . . . . . . .                  23
                   5.1.10      Lease Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23
                   5.1.11      Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23

         5.2       GBS's, GTS's, EKW's and Shareholder's Conditions
                   Precedent to Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23
                   5.2.1       Representations and Warranties . . . . . . . . . . . . . . . . . . . .                  23
                   5.2.2       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23
                   5.2.3       Employment Agreement(s); Noncompete Agreement  . . . . . . . . . . . .                  24
                   5.2.4       Legal Limitations on Closing . . . . . . . . . . . . . . . . . . . . .                  24
                   5.2.5       Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  24
                   5.2.6       Satisfactory Performance . . . . . . . . . . . . . . . . . . . . . . .                  24
                   5.2.7       Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  24

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 6          CENTURY STOCK, REGISTRATION RIGHTS AND LOCK-UP   . . . . . . . . . . . . . . . . .                  24

         6.1       Century Stock Not Registered   . . . . . . . . . . . . . . . . . . . . . . . . . .                  24
         6.2       Legend       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  25
         6.3       Removal of Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  25
         6.4       Examination and Investment Representation  . . . . . . . . . . . . . . . . . . . .                  25
         6.5       Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  26
                   6.5.1       Required Registration  . . . . . . . . . . . . . . . . . . . . . . . .                  26
                   6.5.2       Transfer of Registration Rights  . . . . . . . . . . . . . . . . . . .                  26
                   6.5.3       Timing of Registration . . . . . . . . . . . . . . . . . . . . . . . .                  26
                   6.5.4       Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . .                  26
                   6.5.5       Delay and Suspension . . . . . . . . . . . . . . . . . . . . . . . . .                  28
                   6.5.6       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  28
                   6.5.7       Further Information  . . . . . . . . . . . . . . . . . . . . . . . . .                  28
                   6.5.8       Definition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  29
                   6.5.9       Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  29
                   6.5.10      Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  30
         6.6       Lock-Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  30

ARTICLE 7          OTHER COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  30

         7.1       Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  30
         7.2       Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  30
         7.3       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  31
         7.4       Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  31
         7.5       Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  32
         7.6       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  32
         7.7       Noninterference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  32
         7.8       Securities-Trading   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  34
         7.9       Regional Director Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . .                  34
         7.10      Franchisees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  34

ARTICLE 8          CERTAIN DELIVERIES AND TERMINATION   . . . . . . . . . . . . . . . . . . . . . . .                  35

         8.1       Delivery of Century Stock    . . . . . . . . . . . . . . . . . . . . . . . . . . .                  35
         8.2       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  35
                   8.2.1       Court Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  35
                   8.2.2       Mutual Written Agreement . . . . . . . . . . . . . . . . . . . . . . .                  35
                   8.2.3       Delay in Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .                  35



                   8.2.4       Breach by GBS, GTS, EKW or Shareholder . . . . . . . . . . . . . . . .                  35
                   8.2.5       Breach by Century  . . . . . . . . . . . . . . . . . . . . . . . . . .                  35

         8.3       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  36

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 9          SURVIVAL, INDEMNIFICATION AND LIMITATION OF
                   LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  36

         9.1       Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  36
         9.2       Nature of Indemnity; Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  36
         9.3       Limit of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  37
         9.4       Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .                  37
                   9.4.1       Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                   9.4.2       Failure to Assume Defense  . . . . . . . . . . . . . . . . . . . . . .                  37
                   9.4.3       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38

ARTICLE 10         MISCELLANEOUS PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38

         10.1      Amendment and Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38
         10.2      Waiver of Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38
         10.3      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38
         10.4      Notices      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  38
         10.5      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  39
         10.6      Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  39
         10.7      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.8      Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.9      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.10     Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.11     Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.12     Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40
         10.13     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  40

                               TABLE OF EXHIBITS


               Earn-Out Formula                                               Exhibit A

               Escrow Agreement [Key Bank Approved Form]                      Exhibit B

               Form of Employment Agreement                                   Exhibit C

               Noncompete Agreement                                           Exhibit D

               Form of Lock-Up Agreement                                      Exhibit E

                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 15th day of July, 1998, by and among Century Business Services, Inc., a Delaware corporation ("Century"), GBS Acquisition Corp, an Ohio corporation ("Acquisition Sub"), General Business Services, Inc., a Texas corporation ("GBS"), General Tax Services, Inc., a Texas corporation ("GTS"), Edwin K. Williams & Co., a Colorado corporation ("EKW"), and The Dwyer Group, Inc., a Delaware corporation, the sole shareholder of GBS (and indirectly, GTS and EKW) (the "Shareholder").

                                    RECITALS

                 1. GBS, GTS and EKW (sometimes collectively referred to herein as "Sellers") desire to sell and assign to Acquisition Sub and Acquisition Sub desires to purchase and assume from Sellers substantially all of the assets and certain liabilities of Sellers on the terms set forth in this Agreement.

                 2. Immediately prior to the transactions contemplated under this Agreement, Century will make a capital contribution to Acquisition Sub of cash and Century Stock in the amounts set forth in Section 1.6, which cash and Century Stock will be conveyed to Shareholder on the terms set forth herein.


                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

                 1.1      Purchased Assets.

                          Subject to the terms and conditions of this
Agreement, on the Closing Date Sellers shall sell, transfer, convey, assign and deliver to Acquisition Sub, as buyer, and Acquisition Sub shall purchase and accept from Sellers, all of Sellers' right, title and interest in and to all of the following assets, properties and other rights (excluding the Excluded Assets (as defined in Section 1.2)) (the "Assets") subject to the liens set forth on Schedule 3.2.11 and the Assumed Liabilities (as defined in Section 1.4):

                  (a) any and all assets reflected on the Transfer Statement (as defined in Section 1.7.3);

                  (b)     the Leasehold Interests as defined in Section 3.2.12;

                  (c)     the real property leasehold interests set forth on
                          Schedule 3.2.13, to the extent freely assignable;

                  (d)     the Intellectual Property set forth on Schedule
                          3.2.15;

                  (e) the Permits as defined in Section 3.2.18, to the extent freely assignable;

                  (f) the rights arising under the Contracts (as hereinafter defined) set forth on Schedule 3.2.19 (excluding rights under any Contract that is an Excluded Asset or an Excluded Liability), to the extent freely assignable;

                  (g) all of Sellers' other tangible assets, including office furniture, office equipment and supplies, computer hardware and software (software limited to that listed on Schedule 1.1(g)), and leasehold improvements (subject to any rights of lessors under the applicable leases);

                  (h) all of Sellers' supplier, distributor and similar agreements and other intangible assets incidental to or used in performing the Contracts;

                  (i) all of Sellers' manuals, documents, correspondence, sales and credit reports, customer lists, literature, brochures, advertising materials and the like;

                  (j) all of Sellers' rights to the business of Sellers as currently being conducted;

                  (k) all of Sellers' accounts receivable (including, without limitation, unbilled accounts receivable) and notes receivable, each as generated by the Contracts;

                  (l) all of the Sellers' computer and telecommunication equipment, software programs, source codes, object codes, information systems, proprietary interfaces, routines, modules, procedures, functions, program specifications and related documentation incidental to or used in performing the Contracts, and all rights under licenses relating to the use thereof;

                  (m) all of Sellers' written or electronic information relating to the franchisees (including, without limitation, franchise lists, franchise files and other written accounts of Sellers) incidental to or used in performing the Contracts, and other reasonably and specifically requested information, in each case, to the extent transferable, sales and marketing data, principal contacts, and copies of accounting records and information and contract performance information;

                  (n) all of Sellers' permits, franchises and licenses incidental to or used in performing the Contracts, to the extent such licenses are transferable under applicable law; and

                  (o) all of Sellers' goodwill and going concern value relating to the Contracts and the business appurtenant thereto.

                  1.2 Excluded Assets. Sellers shall retain, and the Assets shall not include, the following properties, assets and other rights of Sellers (collectively, the "Excluded Assets");

                  (a) the Consideration to be delivered to Shareholder by Century and Acquisition Sub pursuant to this Agreement;

                  (b) Sellers' rights arising under this Agreement or under any exhibit to this Agreement;

                  (c) all claims, defenses, choses in action, causes of action and judgments in respect of any Actions identified on Schedule 3.2.27, and with respect to any other liability not assumed by Century or the Acquisition Sub;

                  (d) all rights arising under any franchise or licensing agreements or contracts not listed on Schedule 3.2.20; and

                  (e)     those items listed on Schedule 1.2.

                  1.3 Transfer of Assets. On the Closing Date, Sellers shall deliver to Acquisition Sub all documents that are necessary to convey the Assets, including specific assignments of any such Assets, as Acquisition Sub or Acquisition Sub's counsel reasonably may deem necessary to effect or evidence the transfers contemplated hereby.

                  1.4 Assumed Liabilities and Obligations. Effective upon the Closing Date, and subject to the terms and conditions of this Agreement, Acquisition Sub shall assume, and agree to pay and perform (collectively, the "Assumed Liabilities");

                  (a)     those liabilities reflected on the Transfer
                          Statement;

                  (b) the Contracts (as defined in Section 3.2.19) and those liabilities incurred pursuant to the terms of the Contracts; and

                  (c) those liabilities incurred by Century or Acquisition Sub in connection with Century's or Acquisition Sub's operation of the business after the Closing Date.

                  1.5     Excluded Liabilities.  Except as provided for in
Section 1.4, neither Century nor Acquisition Sub assumes or is responsible for any liabilities or obligations of Sellers or Shareholder or any predecessor of Sellers or Shareholder regardless of the nature, whether accrued, absolute, contingent, known or unknown, including, but limited to, the following liabilities or obligations (collectively, the "Excluded Liabilities"):

                  (a) those liabilities or obligations in connection with any franchise and license agreement or contract not listed on Schedule 3.2.20;

                  (b)     those liabilities or obligations listed on  Schedule
                          1.5; and

                  (c) all claims, defenses, choses in action, causes of action and judgments in respect of any Actions identified on Schedule 3.2.27, and with respect to any other liability not assumed by Century or the Acquisition Sub.

                  1.6     Consideration.

                          1.6.1 The aggregate consideration for the Assets shall not exceed Four Million Six Hundred Thousand Dollars ($4,600,000) (the "Consideration") consisting of a combination of cash and Century common stock, par value $.01 per share ("Century Stock"), plus the assumption of the Assumed Liabilities, and shall be payable as follows: (i) Three Million Eight Hundred Thousand Dollars ($3,800,000) in cash shall be paid on the Closing Date (as hereinafter defined) (the "Closing Date Payment"); and (ii) Forty-Seven Thousand Four Hundred and Seven (47,407) shares of Century Stock (the "Earn-Out Shares") shall be payable in accordance with the earn-out formula set forth on Exhibit A attached hereto and made a part hereof (the "Earn-Out Payment"). The Century Stock that constitutes the Earn-Out Shares shall be issued within thirty (30) days of the Closing and placed in escrow (as described more fully in Section 1.6.2) pending payment in accordance with Exhibit A.

                          1.6.2 Within thirty (30) days of the Closing, Acquisition Sub shall deliver to Key Trust Company of Ohio, N.A., as escrow agent (the "Escrow Agent"), the Earn-Out Shares. The share certificates shall be held by the Escrow Agent subject to the terms of an escrow agreement (the "Escrow Agreement") to be dated as of the Closing Date among Century, Acquisition Sub, Shareholder and the Escrow Agent in substantially the form attached hereto as Exhibit B.

                          1.6.3 Acquisition Sub or Century, as the case may be, shall, within sixty (60) days of the first anniversary of the Closing Date, give written notice to Shareholder reasonably detailing Century's determination of the number of shares of Century Stock that Shareholder is entitled to receive as the Earn-Out Payment. Shareholder must, within ten (10) business days after Shareholder's receipt of the notice, give written notice ("Earn-Out Notice") to Century specifying in reasonable detail Shareholder's objections, if any, to Century's determination of the Earn-Out Payment. If Shareholder does not dispute Century's determination, then Century, Acquisition Sub and Shareholder shall immediately send joint written instructions to the Escrow Agent, in accordance with Section 2(a) or 2(b), as the case may be, of the Escrow Agreement. The parties shall meet in person and negotiate in good faith during the ten (10) business day period (the "Earn-Out Resolution Period") after the date of Century's receipt of the Earn-Out Notice to resolve Shareholder's objections. If the parties are able to resolve all such disputes within the Earn-Out Resolution Period, then the parties shall immediately send joint written instructions to the Escrow Agent, in accordance with Section 2(a) or 2(b), as the case may be, of the Escrow Agreement. If the parties are unable to resolve all such disputes within the Earn-Out Resolution Period, then within five (5) business days after the expiration of the Earn-Out Resolution Period, all disputes shall be submitted to a mutually agreeable national accounting firm (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within fifteen (15) days after such engagement. Immediately upon the Independent Accountant's determination, Century, Acquisition Sub and Shareholder shall send joint written instructions to the Escrow Agent, in accordance with Section 2(a) or 2(b), as the case may be, of the Escrow Agreement. The Independent Accountant's determination shall be limited to the specific components of the earn-out formula that are in dispute and shall not result in a recalculation by the Independent Accountant of the earn-out formula set forth in Exhibit A hereto. The determination of the Independent Accountant, or such other mutual agreement expressed in a joint written instruction to the Escrow Agent, shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

                          1.6.4 The parties hereto agree that the defined term "Escrowed Stock," as used in the Escrow Agreement, shall include any dividends or distributions in stock or property or any securities of Century in respect thereof, including, without limitation, any shares issued pursuant to any stock dividend, stock split, reverse stock split, combination or reclassification thereof.

                          1.6.5 If there is a reduction in the Consideration pursuant to the earn-out provisions on Exhibit A hereto, any shares of Century Stock which the Escrow Agent returns to Century or Acquisition Sub shall be valued at $16.875 per share, adjusted for any stock split, reverse stock split, combination or reclassification (the "Valuation Price").

                  1.7     Closing Date Net Assets.

                          1.7.1 The Closing Date Payment shall be reduced on a dollar-for-dollar basis in the event that the Estimated Closing Date Net Assets (as hereinafter defined) of Sellers are less than the Target Net Assets (as defined in Section 3.2.5).

                          1.7.2 At Closing, Sellers will deliver to Century and Acquisition Sub an estimate of the net book value of the Assets being acquired by Acquisition Sub less the Assumed Liabilities (as provided in Section 3.2.5) as of the Closing Date, determined on an accrual basis in accordance with generally accepted accounting principles ("GAAP") consistently applied (the "Estimated Closing Date Net Assets"). To the extent that the Estimated Closing Date Net Assets are less than the Target Net Assets, such difference (the "Estimated Closing Date Net Asset Deficiency") shall be deducted from the Closing Date Payment.

                          1.7.3 As promptly as practicable (but in no event later than 15 days after the Closing Date), Shareholder shall deliver to Century (i) a statement of Assets acquired and Assumed Liabilities dated as of the close of business on the Closing

                  Date (the "Transfer Statement") prepared on an accrual basis in accordance with GAAP and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing Shareholder's determination of each of Sellers' net assets (as defined in Section 3.2.5) as of the Closing Date (the "Closing Date Net Assets"). Century must, within ten (10) business days after Century's receipt of the Transfer Statement and the Closing Statement, give written notice (the "Notice") to Shareholder specifying in reasonable detail Century's objections, if any, with respect thereto or Shareholder's determination of the Transfer Statement and the Closing Date Net Assets shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the ten (10) business day period (the "Resolution Period") after the date of Shareholder's receipt of the Notice to resolve any such disputes. If the parties are able to resolve all such disputes within the Resolution Period, then such mutually agreeable determination of the Closing Date Net Assets shall be final, binding and conclusive on the parties. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to the Independent Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within fifteen (15) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

                          1.7.4 To the extent the net book value of the Closing Date Net Assets is less than the net book value of the Estimated Closing Date Net Assets, Shareholder shall pay such deficiency to Century within five (5) business days after its final determination pursuant to this Section 1.7; provided, however, Shareholder shall not be required to pay any such deficiency to the extent the net book value of the Closing Date Net Assets exceeds the Target Net Assets. To the extent the net book value of the Closing Date Net Assets is greater than the net book value of the Estimated Closing Date Net Assets, Century shall pay Shareholder within five
                  (5) business days after its final determination such increase up to that amount by which the Closing Date Payment was reduced pursuant to Section 1.7. If Shareholder fails to pay such deficiency within such 5-day period, such deficiency shall bear interest at the rate of eight percent (8%) from the Closing Date to the date such deficiency is paid.

                                   ARTICLE 2
                                    CLOSING

                  The Closing ("Closing") will take place on the Closing Date at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114 (or such other place as the parties may agree) at 9:00 a.m. on July 15, 1998, if all of the conditions to Closing have been satisfied or waived, or at or on such other time, date and place as shall be mutually agreed to by Century and Shareholder. (The date and time of the Closing are referred to herein as the "Closing Date.")


                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                        GBS, GTS and EKW AND SHAREHOLDER

                  3.1 Representations and Warranties of Shareholder. Shareholder represents and warrants to Century that:

                          3.1.1 Authority. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions by Shareholder. Shareholder has the right, power, authority and legal capacity to enter into and perform such Shareholder's obligations under this Agreement and to consummate the transactions contemplated hereby to be performed by such Shareholder without any breach of any agreement by which such Shareholder is bound. This Agreement has been, and each other document ancillary to this Agreement to which Shareholder is a party, will be at the Closing, duly executed and delivered by such Shareholder and constitute, or will when delivered, constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                          3.1.2 Title to the Shares. Shareholder owns, of record and beneficially, all of the outstanding capital stock of GBS and (indirectly) EKW and GTS, free and clear of all liens, encumbrances, taxes, security interests, options, warrants and restrictions on transfer of whatsoever nature or kind. William D. Morice has waived his right of first refusal to acquire the stock or assets of GBS and/or GTS.

                          3.1.3 No Brokers. Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which any of Shareholder, GBS, GTS, EKW or Century may be responsible.

                          3.1.4   Affiliated Transactions.  Except as
                  specifically set forth (including dollar amounts) on Schedule 3.1.4, as of the date hereof neither Shareholder nor any

                  Affiliate of Shareholder (as defined below) is indebted to, or is a creditor of, or a guarantor of any obligation of, or a party to any contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied with GBS, GTS and EKW. For purposes of this Section, an "Affiliate of Shareholder" means any employee, officer or director of Shareholder, any spouse or family member (including in-laws) of Shareholder, or any corporation, partnership or other entity in which Shareholder (or spouse or family member) has an equity or ownership interest exceeding twenty percent (in the aggregate).

                  3.2 Representations and Warranties of GBS, GTS, EKW and Shareholder. Shareholder, and Shareholder jointly with Sellers, hereby represent and warrant to Century that, except as described in the disclosure schedules attached hereto and made a part hereof (the "Schedules"):

                          3.2.1 Organization and Qualification. GBS, GTS and EKW are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with full power and authority to own, lease and operate its properties and to carry on is business as now being and as heretofore conducted. GBS, GTS and EKW are duly qualified and in good standing in each jurisdiction in which the nature of their business or ownership or leasing of their properties makes such qualifications necessary as set forth on Schedule 3.2.1 hereto.

                          3.2.2 Authority. The execution, delivery and performance by GBS, GTS and EKW of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions by each of GBS, GTS and EKW. This Agreement has been, and each other document ancillary to this Agreement to which GBS, GTS and EKW are a party will be at the Closing, duly executed and delivered by each of GBS, GTS and EKW and constitutes, or will when delivered, constitute, the legal, valid and binding obligation of each of GBS, GTS and EKW enforceable against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally. This Agreement and the other transactions contemplated hereby have been approved and adopted by the Board of Directors of each of GBS, GTS and EKW.

                          3.2.3   Financial Statements.  Attached hereto as
                  Schedule 3.2.3 are true and correct copies, with respect to GBS, GTS and EKW, of (a) an internally prepared balance sheet statement as of May 31, 1998, and the related statement of operations for the five-month period ended May 31, 1998 (the "Profit and Loss Statement"), (b) balance sheets and income statements for the fiscal years ended 1995, 1996 and 1997, and (c) the Transfer Statement. Each of (a), (b) and (c) (collectively, the "Financial Statements"), are true and correct, are in accordance with the internal books and records of GBS, GTS and EKW, fairly present the financial condition and results of operations of GBS, GTS and EKW as of and at the respective dates and for the respective periods covered thereby and were prepared in conformity with GAAP (other than the requirements with respect to footnote disclosure) consistently applied over the periods referenced and from period to period.

                          3.2.4 Absence of Certain Changes or Events. Except for any settlement reached as contemplated in Section 7.9, since December 31, 1997, each of GBS, GTS and EKW (i) has operated its business in the usual and ordinary course consistent with past practice, has not sold or otherwise disposed of any assets (other than the sale of services or collection of receivables in the ordinary course of its business); (ii) except as described on Schedule 3.2.4, has not declared or paid any dividends, or made any other distributions on its capital stock or repurchased or agreed to repurchase any of its capital stock; (iii) there has been no adverse change in the business, results of operations, assets, liabilities, financial condition or overall prospects of GBS, GTS and EKW; and (iv) has not incurred any damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or Assets.

                          3.2.5 Net Assets. On the Closing Date, the net book value of the Assets acquired by Acquisition Sub less the Assumed Liabilities, calculated on an accrual basis, in accordance with GAAP consistently applied, will be at least Three Hundred Sixty Thousand Dollars ($360,000) (the "Target Net Assets").

                          3.2.6 Subsidiaries. GBS, GTS and EKW have no subsidiaries, except that GTS is a wholly-owned subsidiary of GBS.

                          3.2.7 Organizational Documents and Corporate Records. The copies of the Articles of Incorporation and Bylaws of GBS, GTS and EKW heretofore delivered to Century are correct and complete. The stock transfer, minute books and corporate records of GBS, GTS and EKW, all of which have been made available to Century, are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the shareholders and the Board of Directors (including any committees thereof) of GBS, GTS and EKW from the date of its organization to the date hereof. GBS, GTS and EKW have made available to Century all accounting, corporate and financial books and records which relate to the business of GBS, GTS and EKW.

                          3.2.8 Consents. Except as set forth on Schedule 3.2.8, no consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other person, is required to be obtained or made in connection with the transactions contemplated by this Agreement.

                          3.2.9 No Breach. Neither the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the Articles of Incorporation or Bylaws of GBS, GTS and EKW; (ii) violate, conflict with or result in the breach or termination of, or constitute an amendment to, or otherwise give any person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which GBS, GTS and EKW are a party or by which GBS, GTS, EKW or any of their Assets or properties are bound or affected; (iii) result in the creation of any liens upon the properties or assets of GBS, GTS and EKW pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body against, or binding upon, GBS, GTS, EKW or any of their respective securities, properties, assets or business; (v) constitute a violation by GBS, GTS and EKW of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to GBS, GTS, EKW or to any of their securities, properties, assets or business; or (vi) violate any of the Permits (as defined in Section
                 3.2.18 hereof).

                          3.2.10    Accounts Receivable.  The accounts
                 receivable and notes receivable of GBS, GTS and EKW as reflected on the Transfer Statement are actual and bona fide accounts receivable and notes receivable which arose in the ordinary and usual course of GBS's, GTS's and EKW's respective business, represent valid obligations due to GBS, GTS and EKW, are collectible in the aggregate recorded amounts thereof on the books of GBS, GTS and EKW and will be fully collected in the ordinary course, except to the extent reflected in the allowance for doubtful accounts.

                          3.2.11 Other Tangible Property. GBS, GTS and EKW have good and legal title to all of the Assets reflected on their books and records and on the Transfer Statement, free and clear of all liens, other than those set forth on Schedule
                 3.2.11. Schedule 3.2.11 lists all tangible personal property and computer system inventory to be transferred to Acquisition Sub as of the Closing Date. To the best knowledge of GBS, GTS and EKW, the owned tangible personal property material to the business of GBS, GTS and EKW is in good operating condition and repair, ordinary wear and tear excepted.

                          3.2.12 Leasehold Interests. GBS, GTS and EKW have a good and valid leasehold interest in all personal property which is leased for use in their business (the "Leasehold Interests"). All Leasehold Interests are used and operated in compliance and conformity with all lease agreements creating such Leasehold Interests. GBS, GTS and EKW have not been notified in writing of any claim that there is under any leasehold interest, any existing default (including, but not limited to any payment default or event of default or event that would with the passage of time or the giving of notice constitute such default) and to the best knowledge of Shareholder and GBS, GTS and EKW, GBS, GTS and EKW are not in default. No items of personal property under lease agreements are subject to any charges for excessive usage or wear and tear (or would be subject to such charges if the current rate of usage continued for the remainder of the term of such lease agreement(s)).

                          3.2.13    Real Property.  Except as listed on
                 Schedule 3.2.13, GBS, GTS and EKW do not own any real property. Schedule 3.2.13 sets forth a true and correct list of all leases, subleases or other agreements under which GBS, GTS and EKW are a lessee or lessor of any real property or have any interest in real property and, except as set forth in
                 Schedule 3.2.13, there are no rights or options held by GBS, GTS and EKW, or any contractual obligations on their part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by GBS, GTS and EKW, or any contractual obligations entered into by them, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements grant the leasehold estates or other interests they purport to grant with the right to quiet possession, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default (or event which with notice or lapse of time or both would constitute a default or event of default) by GBS, GTS, EKW or by any other party thereto. GBS, GTS and EKW are not in violation of any building, zoning, health, safety, environmental or other law, rule or regulation and no notice from any person has been served upon GBS, GTS and EKW claiming any such violation.

                          3.2.14 Assets. The Assets constitute all of the assets and properties used by and necessary for the operations of GBS, GTS and EKW.

                          3.2.15 Intellectual Property. Schedule 3.2.15 contains a complete list of GBS's, GTS's and EKW's Intellectual Property (as defined herein). Except as listed on Schedule 3.2.15, no person has made or to the best knowledge of GBS, GTS, EKW and Shareholder, threatened to make any claim that the operations of GBS, GTS and EKW are in violation or infringement of any patent, patent license, trade name, trademark, service mark, copyright, software license, know-how or other proprietary or trade rights (collectively, "Intellectual Property") of any third party. Except as listed on Schedule 3.2.15, GBS, GTS and EKW own or have the right to use all trademarks, trade names, trade secrets, computer software, patents, inventions, processes, copyrights, or other intellectual property (or applications therefor) used in the conduct of their business.

                          3.2.16 Tax Matters. GBS, GTS and EKW have timely filed, either individually or on a consolidated basis with Shareholder, all federal, state, county and local tax returns, estimates and reports (collectively, "Returns") required to be filed by each of them through the date hereof, copies of which have been made available to Century for its inspection and review, which Returns accurately reflect the taxes due for the periods indicated; and GBS, GTS and EKW have paid in full all income, gross receipts, value added, excise, property, franchise, sales, use, employment, payroll and other taxes of any kind whatsoever (collectively, "Taxes") shown to be due by such Returns. The liabilities, if any, for Taxes accrued for operations of GBS, GTS and EKW since December 31, 1997 through the Closing Date are reflected on the Transfer Statement. There is no unassessed deficiency for Taxes proposed to the best knowledge of GBS, GTS and EKW and Shareholder, threatened against GBS, GTS and EKW, and no taxing authority has raised any issue with respect to GBS, GTS and EKW which, if adversely determined, would result in a liability for any Tax. Except as provided in Schedule 3.2.16, there are not in force any extensions with respect to the dates on which any Return was or is due to be filed by GBS, GTS and EKW or any waivers or agreements by GBS, GTS and EKW for the extension of time for the assessment or payment of any Taxes. GBS, GTS and EKW have not been, and currently are not being, audited by any federal, state or local tax authority.

                          3.2.17 Compliance with Laws. GBS, GTS and EKW are not in violation of any applicable law, rule or regulation, the violation of which could adversely affect their respective assets, properties, liabilities, business, results of operations, or conditions (financial or otherwise).

                          3.2.18 Permits. GBS, GTS and EKW (including, without limitation, their employees) have duly obtained and hold in full force and effect all consents, authorizations, permits, licenses, orders or approvals of, and have made all declarations and filings with, all federal, state or local governmental or regulatory bodies that are material or necessary in or to the conduct of their businesses (collectively, the "Permits"); all of the Permits were duly obtained and are in full force and effect; except as provided in Schedule 3.2.18, no violations are or have been recorded in respect of any such Permit and no proceeding is pending or, to the best knowledge of GBS, GTS, EKW and Shareholder, threatened to revoke, deny or limit any such Permit.

                          3.2.19 Contracts and Agreements. Schedule 3.2.19 contains an accurate and complete list and description of all material plans, arrangements, leases, contracts, franchises, licenses and agreements (collectively, the "Contracts") to which GBS, GTS and EKW are a party, by which their property is bound or affecting their business, whether written or oral, express or implied or having any other legally binding basis, including:

                          (a) any contract involving commitments to make expenditures, purchases or sales, any supplier contracts, any client service contracts, broker contracts and marketing agreements;

                          (b) any contract relating to any direct or indirect indebtedness for borrowed money or securing the repayment thereof;

                          (c) any contract directly or indirectly benefiting any Affiliate of GBS, GTS, EKW or Shareholder;

                          (d) any collective bargaining, union, employment, or consulting contract;

                          (e) any pension, stock option, bonus, incentive compensation, retirement, employee stock purchase, stock ownership, profit sharing, fringe benefit, severance pay, welfare, health, death benefit, disability, dental or any other employee benefit contract;

                          (f) any contract containing covenants limiting the freedom of GBS, GTS and EKW to compete in any line of business, with any person or entity, or in any territory;

                          (g) any contract relating to patents, trademarks, trade names or other intellectual property;

                          (h) any executory contract with any sales agent, manufacturer, dealer, distributor or licensee of any products sold by GBS, GTS and EKW restricting the rights, operations or business of GBS, GTS and EKW, or containing a grant of rights to or by GBS, GTS and EKW;

                          (i)  any tax-sharing contract;

                          (j) any indemnity or hold harmless contract (other than indemnity provisions in Articles of Incorporation or Bylaws);

                          (k) any contract relating to the lease or sale to or by others of any of real property;

                          (l) any contract relating to any franchisee or licensee listed in Schedule 3.2.20 hereof;

                          (m) any contract relating to equipment purchases or capital expenditures; and

                          (n)  any other contract not in the ordinary course.

                 True, complete and correct copies of all written contracts and summaries of all oral or implied contracts listed on Schedule
                 3.2.19 hereto and samples of each type of franchise or license agreement of GBS, GTS and EKW have been delivered to Century. All Contracts constitute legal, valid and binding obligations of GBS, GTS and EKW and are in full force and effect on the date hereof, and GBS, GTS and EKW have paid in full all amounts due thereunder which are currently due and payable and are not in default under any of them nor, to the best knowledge of GBS,

                 GTS and EKW, is any other party to any such contract or other agreement in default thereunder, nor, to the best knowledge of GBS, GTS and EKW, does any condition exist that with notice or lapse of time or both would constitute a default or event of default thereunder by GBS, GTS and EKW or by any other person. Except as set forth in Schedule 3.2.8, no Contract requires the consent or approval of a third party in connection with the transactions contemplated by this Agreement.

                          3.2.20 Franchisees and Licensees. The franchisee list attached hereto as Schedule 3.2.20 contains a listing of all franchisees and licensees of each of GBS, GTS and EKW as of the Closing Date. Except as described in Schedule 3.2.20, GBS, GTS and EKW are not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of any of such franchisees or licensees, which will adversely affect GBS's, GTS's and EKW's business.

                          3.2.21 Outstanding Commitments. To the best knowledge of GBS, GTS, EKW and Shareholder, GBS, GTS and EKW are not bound by any commitments for the performance of services or delivery of products in excess of their ability to provide such services or deliver such products during the time available to satisfy such commitments and all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

                          3.2.22  Labor Matters; Employees.

                          3.2.22.1 GBS, GTS and EKW are in compliance, in all material respects, with all federal, state and local laws respecting employment and employment practices (including the Americans with Disabilities Act and the Family and Medical Leave Act), terms and conditions of employment, wages and hours, and nondiscrimination in employment, and have not and are not engaged in any unfair labor practice.

                          3.2.22.2 In connection with the operations of their businesses, GBS, GTS and EKW are not a party to, or subject to any obligation, liability or commitment with respect to any written or oral employment, compensation, consulting, severance pay or similar agreement other than the agreements listed on Schedule 3.2.22. Schedule 3.2.22 sets forth a payroll list as of June 30, 1998, showing as of such date, each employee of GBS, GTS and EKW, his or her social security number, annual salary and date of hire.

                          3.2.22.3 None of GBS, GTS, EKW or Shareholder knows of any management employee who intends to terminate his or her employment with GBS, GTS or EKW prior to or following the Closing Date.

                          3.2.23    Employee Benefits.

                          3.2.23.1 Schedule 3.2.23 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, incentive, stock option, stock purchase, life (including any individual life insurance policy as to which GBS, GTS, EKW or any ERISA Affiliate is owner, beneficiary, or both of such policy), deferred compensation plans or arrangements, excess benefit plans, severance pay, holiday pay, vacation pay, "cafeteria" or "flexible benefit" plans, fringe benefits, perquisites, and other employee benefit plans, arrangements, agreements, trusts, contracts, policies, or commitments (all the foregoing, including the Pension Plans, being herein called "Benefit Plans") now or heretofore maintained, or contributed to, by GBS, GTS, EKW or by any ERISA Affiliate for the benefit of any present or former employees, officers, directors, or other persons. As used herein, "ERISA Affiliate" means any subsidiary of GBS, GTS and EKW and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, GBS, GTS and EKW within the meaning of Code (as defined below) Sections 414(b), (c), (m) or (o). GBS, GTS and EKW have delivered to Century true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof); (ii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required; (iii) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Benefit Plan, if any such arrangement was required or maintained; (iv) all determination letters and letter rulings received from, and applications pending with, the Internal Revenue Service ("IRS") with respect to Benefit Plans; and (v) all prohibited transaction exemptions received from the Department of Labor with respect to Benefit Plans.

                          3.2.23.2 Except as disclosed in Schedule 3.2.23, with respect to the Benefit Plans: (i) there are no Benefit Plans which are multiemployer plans as defined in Section 3(37) of ERISA; (ii) there is no ERISA Title IV liability incurred or pending; (iii) there are no Benefit Plans which promise or provide health or life benefits to retirees or former employees of GBS, GTS, EKW or any ERISA Affiliate other than as required by Section 602 of ERISA or Section 4980B of the Internal Revenue Code of 1986, as amended ("Code"); (iv) to the best knowledge of GBS, GTS, EKW and Shareholder, each Benefit Plan has at all times been operated and administered in compliance with the applicable requirements of ERISA, the Code and all other Laws (including regulations and rulings thereunder), and its terms; (v) each Pension Plan has received a favorable determination letter from the IRS stating that such Pension Plan meets all the requirements of the Code, and that any trust or trusts associated with such Pension Plan are tax exempt under Section 501(a) of the Code; (vi) there is no reason why the tax-qualified status of any such Pension Plan should be revoked, whether retroactively or prospectively, by the IRS; (vii) all amendments to the Pension Plans which were required to be made through the date hereof and the Closing Date under Section 401(a) of the Code, and all other Laws, subsequent to the issuance of each such Pension Plan's IRS determination letter have been made; and there are no amendments which are required to be made to such Pension Plans which adversely affect, or may result in the revocation or discontinuance of, the continuing tax-qualification status of such Pension Plans under the Code; (viii) no actual or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed or are pending or threatened with respect to any Benefit Plan or its sponsor or any ERISA Affiliates, or the fiduciaries responsible for such Benefit Plan, and no state of facts or conditions exist which reasonably could be expected to subject GBS, GTS, EKW or any ERISA Affiliate to any liability (other than routine claims for benefits) in accordance with the terms of such Benefit Plan or pursuant to any Laws; (ix) all filings, notices, and disclosures, required by ERISA, the Code or any other applicable laws have been timely filed and made;
                 (x) with respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of
                 Section 4975 of the Code or Section 406 of ERISA; (xi) no payment that is owed or may become due to any current or former director, officer, employee or agent of GBS, GTS, EKW, and their ERISA Affiliates is subject to, and none shall result in the imposition of, tax under Section 280(G) or 4999 of the Code, nor are GBS, GTS and EKW obligated, orally or in writing, to "gross up" or otherwise compensate any such person due to the imposition of an excise or similar tax on payments made to such person by GBS, GTS, EKW or their ERISA Affiliates; (xii) the consummation of the transactions contemplated by this Agreement will not accelerate or terminate, nor does there exist any basis for the acceleration or termination of, (1) benefits payable to current or former employees of, or other compensated personnel at, GBS, GTS, EKW or an ERISA Affiliate under any Benefit Plan, or other plan, arrangement, contract or agreement, written or oral, (2) a participant's vesting credits or years of service under any Benefit Plan, or (3) accruals with respect to any other benefits or amounts reserved under any such Benefit Plan or other plan, arrangement, contract or agreement; and (xiii) only current and former employees (excluding "leased employees" as defined in Code Section 414(n)(2)) of GBS, GTS, EKW and their ERISA Affiliates participate in, and are entitled to receive benefits from, the Benefit Plans.

                          3.2.24 Employee Compensation. GBS, GTS and EKW have made available to Century for its inspection and review the permanent files of all their employees, together with payroll information pertinent to such employees.

                          3.2.25 Insurance. Schedule 3.2.25 lists all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or reinsurance or any other insurance owned or maintained by GBS, GTS, EKW or in which GBS, GTS and EKW are a named insured or on which GBS, GTS and EKW are paying any premiums, true and complete copies of which have been provided to Century. All such policies are in full force and effect at the date hereof, and none of the insured parties thereunder is in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion. Schedule 3.2.25 sets forth a summary of the claims history for GBS, GTS and EKW under such policies since their respective organization and, except as set forth on Schedule 3.2.25, there are no claims outstanding under any such policies.

                          3.2.26    Absence of Undisclosed Liabilities.
                 Schedule 3.2.26 sets forth a true, complete and accurate list of each liability involving in excess of $5,000 as of the Closing Date, including all liens on any of GBS's, GTS's or EKW's Assets and any and all other liabilities, whether or not contingent. Except as set forth on Schedule 3.2.26 or the Transfer Statement, as of the Closing Date, GBS, GTS and EKW have no liabilities arising from or relating to their respective businesses or operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) and any and all liabilities or obligations incurred since December 31, 1997 were incurred in the ordinary course of business and consistent with past practice.


                          3.2.27 Actions and Proceedings. Except as provided on Schedule 3.2.27, there are no claims, actions, suits, arbitrations, proceedings, investigations or inquiries, whether at law or in equity and whether or not before any court, private body or group, governmental department, commission, board, agency or instrumentality (collectively "Actions"), pending, or to the best knowledge of GBS, GTS, EKW and Shareholder, threatened against GBS, GTS or EKW or any of the Assets, whether or not fully or partially covered by insurance, or which would give rise to any right of indemnification by any person from GBS, GTS or EKW and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group, governmental department, commission, board, agency or instrumentality against, involving or affecting GBS, GTS or EKW. None of GBS, GTS, EKW or Shareholder has knowledge of any fact or circumstance which could reasonably be expected to result in any claim, action, suit, inquiry or order being filed against GBS, GTS or EKW which might have an adverse effect on the respective businesses, operations or Assets of GBS, GTS or EKW.

                          3.2.28    Bank Accounts, Guarantees and Powers.
                 Schedule 3.2.28 sets forth (i) a list of all accounts and deposit boxes maintained by GBS, GTS and EKW at any bank or other financial institution and the names of the person(s) authorized to effect transactions in such accounts, to borrow pursuant to any resolutions creating such authorizations and with access to such boxes; (ii) all agreements or commitments of GBS, GTS and EKW guaranteeing the payment of money or the performance of other contracts by any third persons; and (iii) the names of all persons, firms, associations, corporations, or business organizations holding general or special powers of attorney from GBS, GTS and EKW, together with a summary of the terms thereof.

                          3.2.29 Environmental and Safety Matters. The business and operations of GBS, GTS and EKW have been conducted and are now being conducted in compliance with all laws, whether federal, state or local, generally relating to protection of the health, safety or the environment ("Environmental and Safety Laws") and there are no environmental conditions on any real property used by GBS, GTS and EKW that could reasonably be expected to give rise to any cleanup obligations of GBS, GTS and EKW under any Environmental and Safety Laws. GBS, GTS and EKW has never received any written notification of any violation of any Environmental and Safety Laws.

                          3.2.30 Absence of Changes. Since December 31, 1997, GBS, GTS and EKW have carried on their respective business in the ordinary course, and there has not been:

                                    3.2.30.1     any adverse change in their
                          business condition (financial or otherwise), results of operations or liabilities;

                                    3.2.30.2     any pending or, to the best
                          knowledge of GBS, GTS, EKW and Shareholder, threatened amendment, modification, or termination of any agreement, license or permit which is material to their business;

                                    3.2.30.3     any change in their method of
                          accounting or any election relating to taxes, settlement of any claims, audits, etc.;

                                    3.2.30.4     any disposition (other than
                          that contemplated by this Agreement) or acquisition of any of their Assets or properties other than in the ordinary course;

                                    3.2.30.5     any damage, destruction or
                          other casualty loss (whether or not covered by insurance) adversely affecting or that could reasonably be expected to adversely affect their business or assets;

                                    3.2.30.6     any increase in the
                          compensation payable or to become payable to any director, officer, manager or employee or any grant of any severance or termination pay or any employment agreement entered into with any director, officer or employee or an adoption of or amendment of any employee benefit plan or arrangement; or

                                    3.2.30.7     except in the ordinary course,
                          any obligation or liability incurred.

                          3.2.31 Disclosure. GBS, GTS and EKW have disclosed to Century any and all facts known to GBS, GTS, EKW or Shareholder to be material to GBS's, GTS's and EKW's respective businesses, results of operations, assets, liabilities, and financial conditions. No representation or warranty by GBS, GTS, EKW or Shareholder in this Agreement and no statement by GBS, GTS, EKW or Shareholder in any of the other documents or agreements previously disclosed to Century contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CENTURY

                 Century represents and warrants to Shareholder and GBS, GTS and EKW that:

                 4.1 Organization. Century and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of their state of incorporation and each has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted by it, and is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which it is required to be so qualified or authorized.

                 4.2 Authority. This Agreement has been duly authorized, executed and delivered by Century and Acquisition Sub and is the legal, valid and binding agreement of Century and Acquisition Sub enforceable against each in accordance with its terms. This Agreement has been, and each other document ancillary to this Agreement to which Century or Acquisition Sub is a party will be at the Closing, duly executed and delivered by Century and Acquisition Sub and constitute, or will when delivered, constitute, the legal, valid and binding obligation of Century and Acquisition Sub, enforceable against each in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally. This Agreement and other transactions contemplated hereby have been approved and adopted by the Board of Directors of Century and Acquisition Sub.

                 4.3 The Century Stock. The Century Stock being delivered pursuant to this Agreement is validly issued, fully paid and non-assessable.

                 4.4 No Breach. The authorization, execution, delivery and performance of this Agreement by Century will not violate any provision of its certificate of incorporation or by-laws or violate, conflict with or result in the breach or termination of, or otherwise give any person the right to terminate, any agreement to which it is a party.

                 4.5 Documents Delivered. Century has delivered to Shareholder Century's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998, and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (collectively the "SEC Documents"). The SEC Documents were true and complete in all material respects as at their respective dates, did not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and since the filing of the Form 10-Q for the three months ended March 31, 1998, and any Form 8-K filed subsequent thereto, there has not been any material adverse change in Century's business condition (financial or otherwise), results of operations or liabilities, not reflected in the

SEC Documents. To Century's knowledge, Century has timely complied with all of the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                                   ARTICLE 5
                        CONDITIONS PRECEDENT TO CLOSING

                 5.1 Century's and Acquisition Sub's Conditions Precedent to Closing. The obligation of Century and Acquisition Sub to close the transactions herein contemplated is subject to the following express conditions precedent:

                          5.1.1 Representations and Warranties. The representations and warranties set forth in Article 3 of this Agreement shall be true and correct at and as of the Closing Date.

                          5.1.2 Covenants. GBS, GTS, EKW and Shareholder shall have performed and complied with all of their covenants under this Agreement through the Closing Date.

                          5.1.3 Satisfactory Performance. All actions to be taken by GBS, GTS, EKW and Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby have been completed in a manner which is reasonably satisfactory in form and substance to Century and Acquisition Sub.

                          5.1.4 Continuation of Business. Between December 31, 1997 and the Closing Date, except as otherwise provided herein, GBS, GTS and EKW have been operated in the normal course, consistent with prior practice, and have not suffered any damage, destruction, loss or occurrence, whether covered by insurance or not, which may adversely affect the respective value of GBS, GTS or EKW.

                          5.1.5 Legal Actions. No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

                          5.1.6     Employment and Noncompete Agreements.
                 David Bethea, current President of GBS and EKW shall have signed and delivered a three (3) year employment agreement (containing five (5) year non-competition provisions following termination of employment and non-interference provisions for the length of the applicable statute of limitations) in the form of Exhibit D attached hereto (individually, an "Employment Agreement" and collectively, the "Employment Agreements") and Shareholder shall have signed and delivered a ten (10) year secrecy and noncompete agreement substantially in the form of Exhibit E attached hereto (the "Noncompete Agreement).

                          5.1.7 Legal Limitations on Closing. There shall not be in effect any statute, rule or regulation which makes it illegal for Century to consummate the transactions contemplated herein or any order, decree or judgment which enjoins Century from consummating the transactions contemplated hereby.

                          5.1.8 Deliveries by Shareholder. Shareholder will have delivered (i) written waiver of the right of first refusal to acquire the stock or assets of GBS or GTS executed by William D. Morice, (ii) the Lock-up Agreements contemplated by Section 6.6 of this Agreement and in the form attached hereto as Exhibit G and (iii) the Lease Amendments contemplated by Section 5.1.10.

                          5.1.9 Deliveries by GBS, GTS and EKW. GBS, GTS and EKW will have delivered their organizational documents, minute books, and good standing certificates, dated as of a date not more than three (3) days prior to the Closing Date as to corporate existence and good standing, as certified by the Secretary of State of their respective states of incorporation.

                          5.1.10 Lease Amendments. GBS, EKW and Shareholder will have executed amendments to each lease agreement listed on Schedule 5.1.10, which such amendments shall provide for a termination date in each lease of no later than December 31, 1998.

                          5.1.11 Waivers. Century may waive one or more of said conditions but such waiver shall be effective only if in writing and signed on behalf of Century by one of its duly authorized officers and may be conditioned in any manner Century sees fit.

                 5.2 GBS's, GTS's, EKW's and Shareholder's Conditions Precedent to Closing. The obligation of GBS, GTS, EKW and Shareholder to close the transactions herein contemplated is subject to the following express conditions precedent:

                          5.2.1 Representations and Warranties. The representations and warranties set forth in Article 4 of this Agreement shall be true and at and as of the Closing Date.

                          5.2.2 Covenants. Each of Century and Acquisition Sub will have performed and complied with all of its covenants under this Agreement in all material respects through the Closing Date.

                          5.2.3 Employment Agreement(s); Noncompete Agreement. Century will have caused to be signed and delivered (i) to David Bethea, the Employment Agreement(s) and
                 (ii) to Shareholder, the Noncompete Agreement.

                          5.2.4 Legal Limitations on Closing. There shall not be in effect any statute, rule or regulation which makes it illegal for GBS, GTS, EKW or Shareholder to consummate the transactions contemplated herein or any order, decree or judgment which enjoins GBS, GTS, EKW or Shareholder from consummating the transactions contemplated hereby.

                          5.2.5 Legal Actions. No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

                          5.2.6 Satisfactory Performance. All actions to be taken by Century or Acquisition Sub in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby have been completed in a manner which is reasonably satisfactory in form and substance to GBS, GTS, EKW and Shareholder.

                          5.2.7 Waiver. GBS, GTS, EKW and Shareholder may waive one or more of the foregoing conditions but such waiver shall only be effective if in writing and signed by GBS, GTS, EKW and Shareholder and may be conditioned in any manner as GBS, GTS, EKW and Shareholder see fit.

                                   ARTICLE 6
                 CENTURY STOCK, REGISTRATION RIGHTS AND LOCK-UP

                 6.1 Century Stock Not Registered. Shareholder acknowledges that the Century Stock has not been registered under the Securities Act (as herein defined) and cannot be sold, transferred, pledged or otherwise distributed by Shareholder unless a registration statement registering such Century Stock has been filed and becomes effective or unless the Century Stock is sold or distributed in a transaction in respect of which Century has previously received an opinion of counsel, reasonably satisfactory to Century, as the issuer of such Century Stock (for purposes of Article 6 hereof the "Issuer"), stating that registration is not required under the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

                 6.2 Legend. Any certificate or certificates representing Century Stock will bear the following legend unless and until removal thereof is permitted pursuant to the terms of this Agreement:

                          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT FOR THESE SHARES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO THE RESTRICTIONS SPECIFIED IN THE LOCK-UP AGREEMENT DATED AS OF JULY 15, 1998 BETWEEN CENTURY BUSINESS SERVICES, INC. AND THE INITIAL HOLDER OF THE SECURITIES NAMED THEREIN, A COPY OF WHICH WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST, AND THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND THEREBY.

                 6.3      Removal of Legend.  Upon any transfer permitted by
Section 6.1 above, which transfer does not require the legend in Section 6.2 above, Issuer agrees to cause the removal of such legend for any Century Stock so transferred upon their reissuance to the transferee.

                 6.4 Examination and Investment Representation. Shareholder represents and warrants to Century that Shareholder:

                 i. is acquiring the Century Stock for its own account for investment within the contemplation of the Securities Act and not with a view to the transfer or resale thereof, except to the extent otherwise expressly permitted by the Securities Act;

                 ii. is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act;

                 iii. has been advised by counsel of the legal implications and effect of the foregoing Sections 6.1, 6.2 and 6.3 under the Securities Act and of the circumstances under which it may dispose of the Century Stock under the Securities Act; and

                 iv. has examined Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements contained therein.

                 6.5 Registration Rights. Shareholder shall have the following registration rights with respect to the Century Stock:

                         6.5.1 Required Registration. The Issuer agrees to promptly register pursuant to a registration statement on Form S-3 (the "Registration Statement") upon demand, any Registrable Securities (as such term is defined in Section
                 6.5.8 hereof), issued in connection with the transactions contemplated by this Agreement, provided that such demand may not be made with respect to any such Registrable Securities earlier than one (1) month prior to the date such Registrable Securities are free from the restriction on sale described in
                 Section 6.6 below.

                         6.5.2 Transfer of Registration Rights. Shareholder may assign its registration rights with respect to the Century Stock to any party or parties to which he may from time to time transfer the Century Stock. Upon assignment of any registration rights pursuant to this Section 6.5.2, Shareholder shall deliver to Issuer a notice of such assignment which includes the identity and address of any assignee (collectively, Shareholder and each such subsequent holder is referred to as a "Holder").

                         6.5.3 Timing of Registration. Issuer shall use its best efforts to cause the Registration Statement to be declared effective as quickly as practicable after the period of time or demand described in Section 6.5.1 above, and to maintain the effectiveness of the Registration Statement until such time as Issuer reasonably determines based on an opinion of counsel that the Holder will be eligible to sell all of the Registrable Securities then owned by the Holder without the need for continued registration of the Century Stock in the three-month period immediately following the termination of the effectiveness of the Registration Statement. Issuer's obligations contained in Section 6.5 shall terminate on the third anniversary of the Closing Date, provided that if Issuer has not fulfilled its obligations with respect to any demand made before such date, its obligations will continue with respect to such demand until satisfied or registration is no longer required to sell Registrable Securities covered by such demand.

                         6.5.4 Registration Procedures. In case of each registration, qualification or compliance effected by Issuer subject to this Section 6.5, Issuer shall keep Holder advised in writing as to the initiation of each such registration, qualification and compliance and as to the completion thereof. In addition, Issuer shall at its own expense:

                 (1) subject to this Section 6.5.4, before filing a registration or prospectus or any amendment or supplements thereto, furnish to counsel selected by Holder copies of all such documents proposed to be filed and the portions of such documents provided in writing by Holder for use therein, subject to such Holder's approval, and with respect to which Holder shall indemnify Issuer;

                 (2) prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective and comply with provisions of the Securities Act with respect to the disposition of all securities covered thereby during the period referred to in Section 6.5.3 above;

                 (3) update, correct, amend and supplement the Registration Statement as necessary;

                 (4) if such offering is to be underwritten, in whole or in part, enter into a written agreement in form and substance reasonably satisfactory to the managing underwriter and the registering Holder;

                 (5) furnish to Holder such number of prospectuses, including preliminary prospectuses, and other documents that are included in the Registration Statement as Holder may reasonably request from time to time;

                 (6) use its best efforts to register to qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions of the United States as Holder may request to enable it to consummate the disposition in such jurisdiction of the Registrable Securities (provided that Issuer will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.5);

                 (7) notify holder, at any time when the prospectus included the Registration Statement relating to the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event which would cause such prospectus to contain an untrue statement of a material fact or omit any fact necessary to make the statement therein in light of the circumstances under which they are made not misleading and, at the request of Holder, prepare a supplement or amendment to such prospectus, so that, as thereafter delivered to purchasers of such shares, such prospectus will not contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein in light of the circumstances under which they are made not misleading;

                 (8) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Issuer are then listed and obtain all necessary approvals from the exchange or the National Association of Securities Dealers for trading thereon; and

                 (9) upon the sale of any Registrable Securities pursuant to the Registration, remove all restrictive legends from all certificates or other instruments evidencing such Registrable Securities (to the extend permitted by the Securities Act).

                         6.5.5 Delay and Suspension. If Issuer is aware of any event which has occurred or which it reasonably expects might occur within the next ninety days, and such event would cause (or Issuer believes might cause) the Registration Statement (or any prospectus) to contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein in light of the circumstances under which they are made not misleading, or if Issuer, in its discretion, makes a determination that a Registration Statement should not be filed, then notwithstanding any other provision of this Section 6.5, Issuer, upon notice to Holder, may delay filing any Registration Statement otherwise required hereunder or may withdraw or suspend any then pending Registration Statement. Upon any such delay or suspension no further demand need be made with respect to those Registrable Securities subject to such delay or suspension, and the three year period set forth in Section 6.5.3 will be extended with respect to such Registrable Securities for the period of such delay or suspension.

                         6.5.6 Expenses. Except as required by law, all expenses incurred by in complying with this Section 6.5, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel and accountants for Issuer, blue sky fees and expenses (including fees and disbursements of counsel related to all blue sky matters) ("Registration Expenses") incurred in connection with any registration, qualification or compliance pursuant this Section 6.5 will be borne by Issuer. All underwriting discounts and selling commissions and any fees of Holder's own attorneys or other advisors applicable to a sale incurred in connection with any registration of Registrable Shares shall be borne by Holder.

                         6.5.7 Further Information. If Registrable Securities owned by Holder are included in any registration, such Holder shall use reasonable efforts to cooperate with Issuer and shall furnish Issuer such information regarding itself as Issuer may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

                         6.5.8 Definition. For purposes of this Section 6.5, "Registrable Securities" will mean the Century Stock and all common stock or other securities issued in respect of such Century Stock by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, recapitalization, merger or consolidation or reorganization, and any securities issued in respect of the Century Stock by way of stock dividend or stock split or in connection with any combination or subdivision of shares, recapitalization, merger or consolidation or reorganization; provided, however, as to any particular Registrable Securities, such Registrable Securities will cease to be subject to this Article when they have been sold pursuant to an effective registration statement or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
                 Section 4(1) thereof, with the result that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale after the purchaser and seller have received an opinion of counsel from the seller or the purchaser, which opinion shall be in form and substance reasonably satisfactory to the other party and Issuer and their respective counsel, to the effect that such stock in the hands of the purchaser is freely transferable without restriction or registration under the Securities Act in any public or private transaction.

                         6.5.9 Indemnity. Issuer shall indemnify Shareholder and the underwriters, if any, retained by Shareholder from and against any and all liabilities to which it may become subject as a result of any untrue statement or alleged untrue statement of a material fact contained in the related registration statement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, other than a statement or omission made in reliance on and consistent with information furnished in writing by Shareholder for use in such registration statement, provided, however, that Shareholder shall indemnify Issuer and the underwriters of any offering, if any, from and against any and all liabilities to which Issuer may become subject as a result of any untrue statement or alleged untrue statement of a material fact contained in the related registration statement, or the omission or alleged omissions to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only insofar as such statement or omission was made in reliance by Issuer on and consistent with information furnished in writing by Shareholder.

                         6.5.10  Documents.  Issuer shall furnish to
                 Shareholder and the underwriters, if any, retained by Shareholder one copy of the registration statement and any amendments thereto and such number of copies of the final prospectus as they may reasonably request, and shall deliver to the appropriate exchange such number of copies of the final prospectus required to comply with the prospectus delivery requirements and permit the sale of the registered Century Stock on such exchange.

                 6.6     Lock-Up.  Shareholder agrees that it:

                         6.6.1 will not sell, transfer, pledge, engage in any hedging transaction with respect to, or otherwise dispose of the Century Stock (or any derivative security thereof) prior to the expiration of a twenty-four (24) month period following the Closing Date. Notwithstanding the foregoing, in the event of a merger, sale of substantially all of the assets, or corporate reorganization of Shareholder, Shareholder may Transfer (as such term is defined in the Lock-Up Agreement set forth as Exhibit E hereto) the Century Stock to the acquiring or surviving entity upon written consent of Century, which consent shall not be unreasonably withheld.

                         6.6.2 on the Closing Date, will enter into a Lock-Up Agreement in the form set forth in Exhibit E hereto.

                                   ARTICLE 7
                                OTHER COVENANTS

                 7.1 Announcements. Prior to the Closing, none of the parties will make any public release of information regarding this Agreement or the transactions contemplated hereto, except that it is understood and agreed that Century and/or Shareholder may issue a press release, to be mutually agreed upon, following (i) the execution of this Agreement, (ii) the Closing and (iii) as otherwise required by law.

                 7.2 Conduct of Business. During the period from the date hereof to the Closing Date, unless Century consents otherwise in writing (which consent will not be unreasonably withheld), and except as otherwise provided in this Agreement or disclosed in the Schedules, each of GBS, GTS and EKW will:

                          7.2.1 conduct its business only in the ordinary course of business consistent with past practice, except as contemplated by this Agreement;

                          7.2.2 use its best efforts to preserve the goodwill of those suppliers, franchisees, licensees and distributors having business relations with it;

                          7.2.3 maintain any insurance coverages as of the date of this Agreement against loss or damage to the Assets;

                          7.2.4 not transfer or encumber any of the Assets except for transfers in the ordinary course of business;

                          7.2.5     maintain the Assets in conditions
                 comparable to their current condition, reasonable wear and tear excepted, except for those Assets sold or consumed during the ordinary course of business;

                          7.2.6 not create, incur, assume, or guarantee any indebtedness, including capitalized lease obligations, for any amount whatsoever outside the ordinary course of business;

                          7.2.7 not make capital expenditures or series of related capital expenditures, or make any capital investment in, any loan to, or any acquisition of the securities or assets of any other person or entity or persons or entities;

                          7.2.8 not make or pledge to make any charitable contribution (including for capital or building purposes) in amounts or to types of organizations not consistent with past practice;

                          7.2.9     not make any recapitalization,
                 reorganization, merger, consolidation, reclassification (voting or nonvoting), dissolution or liquidation of GBS, GTS and EKW, respectively, or sale of a substantial portion of the assets of each of GBS, GTS and EKW outside the ordinary course of their respective business;

                          7.2.10    not pay any bonuses or any other
                 extraordinary compensation unless the amount thereof has actually been paid prior to the date of this Agreement or accrued as a liability of GBS, GTS or EKW.

                 7.3 Cooperation. Each party hereto agrees after the Closing to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

                 7.4 Tax Matters. After Closing, GBS, GTS, EKW, Shareholder and Century will coordinate the preparation of all necessary tax returns. Each party agrees to timely furnish to the other any records and other information reasonably requested by it in connection therewith. Notwithstanding anything in this Agreement to the contrary, Shareholder will remain solely liable for any tax consequences to it as a result of the transactions contemplated by this Agreement.

                 7.5 Access to Information. GBS, GTS and EKW will, during ordinary business hours and upon reasonable notice from Century, permit Century and its authorized representatives to have access to all assets, personnel books, records, accounts, documents and other materials relating in any way to its respective business. GBS, GTS and EKW will furnish to Century such information in possession of its respective officers, employees and Shareholder as Century may from time to time reasonably request. GBS, GTS and EKW will otherwise cooperate in the examination of GBS, GTS and EKW by Century.

                 7.6      Confidentiality.

                          7.6.1 Any non-public information received by any party hereto as a result of discussions and investigations pursuant to or in furtherance of this Agreement or otherwise received prior to the Closing Date, will be kept confidential by the recipient and will be used only for the purposes of evaluating the transactions contemplated herein. The parties may make disclosure information available to attorneys, accountants and advisors, provided such parties agree to be bound by the terms of this Section 7.6.

                          7.6.2 GBS, GTS and EKW will not disclose any confidential information of their respective franchisees or licensees to Century unless such information is necessary for the evaluation of the transactions contemplated herein. If any such information is disclosed, Century, and their respective employees and agents agree that such information will not be given to any employee or agent who does not have a need to know, will not be disclosed to any third party whatsoever (unless required by law) and will not be used for any purpose other than the evaluation of the transactions contemplated by this Agreement, and will be returned to GBS, GTS and EKW upon completion of such evaluation.

                          7.6.3 If this Agreement is terminated for any reason, the parties will promptly return any copies of confidential information to the person who supplied it.

                 7.7      Noninterference.

                          7.7.1 Shareholder agrees that it will not at any time, without the prior written consent of Century, either directly or indirectly (i) solicit (or attempt to solicit), induce (or attempt to induce), cause, or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of Century or Century's subsidiaries and affiliates including, without limitation, each of GBS, GTS and EKW (collectively, the "Century Group") to terminate or change his, her or its employment or services to, or relationship with the Century Group, or (ii) solicit (or attempt to solicit), induce (or attempt to induce), cause, or facilitate any supplier of services or products to the Century Group to terminate or change his, her or its relationship with the Century Group, or otherwise interfere with any relationship by the Century Group and any of its suppliers, (iii) have any customer or franchisee of the Century Group become a franchisee, client or customer of Shareholder (or any affiliate of Shareholder) or of any entity that Shareholder (or any affiliate of Shareholder) renders services to or owns, in whole or in part; or solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any franchisee, customer, or client, or prospective franchisee, customer or client of the Century Group to terminate or change his, her, or its relationship with the Century Group, or take away, attempt to take away, or otherwise interfere with the Century Group's relationship with any franchisee, customer or client; or (iv) will not (except as required by law or as authorized in writing by Century) directly or indirectly copy, disseminate or use for Shareholder's personal benefit or for the benefit of any third party, any information or knowledge belonging to, used by, or which is in the possession of the Century Group relating to the Century Group's business, business plans, strategies, pricing, sales methods, customers or prospective customers, technology, programs, finances, costs, employees, employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know-how or confidences of the Century Group or its businesses, without regard to whether any of such information may be deemed confidential or material to any third party. Shareholder acknowledges and agrees that all franchisee, customers and clients of Century Group (and the income generated from rendering services thereto) are important assets of the business of the Century Group, and that Century has agreed to pay the Consideration on the condition that franchisees, customers and clients, including, without limitation, franchisees, customers and clients of each of GBS, GTS and EKW shall continue to be franchisees, customers and clients of the Century Group. If Shareholder violates the provisions of subparagraph (iii) above and a franchisee, customer or client ceases to be a franchisee, customer or client of the Century Group, in addition to any legal or equitable remedy available to Century and the Century Group, under this Agreement or otherwise, Shareholder agrees to pay to Century a cash amount equal to the greater of (a) one hundred percent (100%) of the gross revenues, royalties, commissions, payments and/or fees earned (whether or not collected as of the end of the period specified in this subsection (a)) by each of GBS, GTS and EKW and the Century Group during the twenty-four (24) month period preceding the date such franchisee, customer or client ceases to be a franchisee, customer or client of the Century Group, or (b) an amount equal to one hundred percent (100%) of the gross revenues, commissions, payments or fees earned (whether or not collected as of the end of the period specified in this subsection (b)) received by Shareholder (or any affiliate of Shareholder), or by an entity that Shareholder renders services to or that is owned, in whole or in part, by Shareholder, during the twenty-four (24) month period following the date such franchisee, customer or client ceases to be a franchisee, customer or client of the Century Group.

                          7.7.2 Each of Century and Acquisition Sub agree that it will not at any time, without the prior written consent of Shareholder, either directly or indirectly (i) solicit (or attempt to solicit), induce (or attempt to induce), cause, or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of Shareholder or Shareholder's subsidiaries and affiliates to terminate or change his, her or its employment or services to, or relationship with Shareholder.

                 7.8 Securities-Trading. During the period from the date of the Agreement to the Closing Date, each of the GBS, GTS, EKW and Shareholder agree to refrain, and will use its respective best efforts to cause GBS, GTS and EKW and their respective affiliates to refrain from any securities trading activities with respect to the securities of Century. During the period from the date of the Agreement to the Closing Date, Century and Acquisition Sub agree to refrain, and will use its respective best efforts to cause Century and Acquisition Sub and their respective affiliates to refrain from any securities trading activities with respect to the securities of Shareholder.

                 7.9 Regional Director Agreements. It is agreed and understood by the parties that Sellers are parties to the regional director contracts and agreements listed on Schedule 7.9 hereto (each a "Regional Director Contract"). The parties acknowledge that as of the date of this Agreement, some Regional Director Contracts are in default. Acquisition Sub agrees to assume the rights and obligations under each Regional Director Contract in effect as of the Closing Date, provided Shareholder indemnifies Century and Acquisition Sub with respect to these Regional Director Contracts as provided in Section 9.2 herein. To the extent Shareholder delivers to Century, prior to the Closing Date, a written settlement and release with respect to any Regional Director Contract, the Target Net Assets shall be reduced by one-half the amount of any cash consideration, forgiveness of debt or liabilities assumed pursuant to such settlement and release up to a maximum aggregate reduction of $200,000.

                 7.10 Franchisees. It is understood and agreed by the parties that the franchise agreements listed on Schedule 7.10 hereto have expired and the franchisees are operating on a month-to-month basis. In the event any of these franchisees, at any time during the twelve-month period commencing on the Closing Date, terminates its relationship with Century or Acquisition Sub or fails to pay royalties equal to those amounts provided on
Schedule 7.10, Shareholder shall promptly pay to Century the difference between the amount paid by such franchisee during such twelve- month period and the amount provided on Schedule 7.10 up to an aggregate amount of

$50,000. Century or Acquisition Sub shall have the right to offset any amounts owing under this Section against any Earn-Out Payment due Shareholder. In the event amounts owing under this Section exceed the value of the remaining Earn-Out Shares, Shareholder shall pay such excess to Century in cash (i) in the case of specific termination by franchisee, within 15 days after such termination date, and (ii) in every other case, within 15 days after the expiration of the twelve-month period referenced above.

                                   ARTICLE 8
                       CERTAIN DELIVERIES AND TERMINATION

                 8.1 Delivery of Century Stock. Century will deliver the Century Stock included in the Earn-Out Payment to the Escrow Agent pursuant to the Escrow Agreement within thirty (30) days after the Closing Date.

                 8.2 Termination. This Agreement may be terminated at any time on or prior to the Effective Time:

                          8.2.1 Court Order. By Century or by GBS, GTS or EKW if any court of competent jurisdiction issues any order (other than temporary restraining order) restraining, enjoining or prohibiting the transactions;

                          8.2.2 Mutual Written Agreement. By mutual written agreement of Century and GBS, GTS and EKW;

                          8.2.3 Delay in Closing. By Century or by GBS, GTS or EKW if the Closing Date will not have occurred on or before July 31, 1998, time being of the essence; provided that the right to terminate this Agreement pursuant to this section will not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause or resulted in the failure of the Closing Date to occur on or before such date;

                          8.2.4 Breach by GBS, GTS, EKW or Shareholder. By Century if there has been a material breach on the part of GBS, GTS, EKW or Shareholder in its respective representations, warranties or covenants set forth herein, provided however that if such breach is susceptible to cure, then GBS, GTS and EKW will have 30 days after receipt of written notice from Century, of their intent to terminate this Agreement, in which to cure such breach; and

                          8.2.5 Breach by Century. By GBS, GTS, EKW and Shareholder if there has been a material breach on the part of Century in its respective representations, warranties or covenants set forth herein, provided however that if such breach is susceptible to cure, then Century will have 30 days after receipt of written notice from GBS, GTS, EKW and Shareholder of their intent to terminate this Agreement, in which to cure such breach.

                 8.3 Effect of Termination. If this Agreement is terminated pursuant to this Article, all obligations of the parties under this Agreement will terminate (except for this Article and Section 7.6), and no party hereto will have any further liability to the other parties hereto, except that such termination will be without prejudice to any claim which a party may have against another for breach of this Agreement that occurred prior to the date of termination.

                                   ARTICLE 9
             SURVIVAL, INDEMNIFICATION AND LIMITATION OF LIABILITY

                 9.1 Survival. All of the representations and warranties contained in Articles 3 and 4 hereof will survive for a period of two (2) years after the Closing Date and will then expire. Upon the expiration of representations and warranties pursuant to this section, unless written notice of a claim based on such representations and warranty specifying in reasonable detail the facts on which the claim is based will have been delivered to the indemnifying party prior to expiration of such representation and warranty, such representation and warranty will be of no further force or effect, as if never made and no action may be brought based on the same, whether for breach of contract or upon any other legal theory; provided, however, that claims based on fraud, willful misrepresentation or with respect to the representations and warranties set forth in Section 3.1.1 and 3.1.2 may be asserted at any time within one year after Century learns of such fraud, willful misrepresentation or breach. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the covenants contained in Section
7.7 shall survive for a period of ten (10) years after the Closing Date.

                 9.2      Nature of Indemnity; Losses.

                 (a) Shareholder agrees to indemnify, defend and hold Century and its respective employees, directors, officers, shareholders and agents (collectively, the "Century Indemnified Parties"), harmless from and against all Losses (as defined herein) incurred by the Century Indemnified Parties (i) resulting from or on account of a breach of any representation, warranty or covenant of GBS, GTS, EKW and/or Shareholder made in this Agreement, (ii) with respect to all Losses incurred by Century Indemnified Parties resulting from or related to any Excluded Asset or Excluded Liability, and (iii) with respect to all Losses incurred by Century Indemnified Parties resulting from or related to any Regional Director Contract, other than those Losses caused solely by the actions of Century or Acquisition Sub.

                 (b) Century agrees to indemnify, defend and hold Shareholder and its respective employees, directors, officers, shareholders and agents (collectively, the "Shareholder Indemnified Parties"), harmless from and against all Losses (as defined herein) incurred by the Shareholder Indemnified Parties with respect to all Losses incurred by Shareholder which are (i) in connection with any Regional Director Contract or any merger of the GBS and EKW franchise systems or any merger of either or both of the GBS or EKW franchise systems with the Comprehensive franchise system, and (ii) caused solely by the actions of Century or Acquisition Sub.

                 (c) "Losses" shall include any and all expenses, losses, costs, deficiencies, liabilities and damages, including, but not limited to, legal and professional fees and expenses suffered or incurred in any manner, including investigation and defense of claims.

                 9.3 Limit of Liability. Only with respect to the indemnification provided in Section 9.2(a)(i), 9.2(a)(iii) and 9.2(b), Shareholder or Century, as the case may be, will be liable under this Agreement for Losses (i) for a period of six (6) months after the Closing Date, up to the Consideration (as adjusted pursuant to Section 1.7), and (ii) for a period after six (6) months through twenty-four (24) months after the Closing Date, up to the amount of One Million Dollars ($1,000,000) (the "Limit").

                 9.4 Conditions of Indemnification. The obligations and liabilities of Shareholder to Century Indemnified Parties under this Article will be subject to the following terms and conditions:

                          9.4.1 Notice. Within 10 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least 20 days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the parties asserting the claim), the Century Indemnified Parties will give Shareholder written notice thereof, together with a copy of such claim, process or other legal pleading and Shareholder will have the right to undertake defense thereof, by representatives of its own choosing, that are reasonably satisfactory to the Century Indemnified Parties. Notwithstanding Shareholder's undertaking of such defense, the Century Indemnified Parties will have the right to engage its own counsel, at its own expense and participate in the defense of claims; provided, however, that Shareholder will retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, provided that Shareholder remains liable for any payments due under any such settlement or compromise.

                          9.4.2 Failure to Assume Defense. If Shareholder by the 15th day after receipt of notice of such claim (or if earlier by the 5th day preceding the day on which the answer or other pleading must be filed in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Century Indemnified Party will (upon further notice to Shareholder) have the right to undertake defense, compromise or settlement of such claim on behalf of and for the account and risk of Shareholder; provided, however, that the Century Indemnified Parties will not settle or compromise such claim without Shareholder's consent, which consent will not be unreasonably withheld; and provided further, that Shareholder will have the right to assume the defense of such claim with counsel of its own choosing at any time prior to settlement, compromise or final termination thereof.

                          9.4.3 Cooperation. In connection with any indemnification, the Century Indemnified Parties will cooperate with all reasonable requests of Shareholder, and will be reimbursed all its out of pocket expenses.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

                 10.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a writing signed by Century, GBS, GTS, EKW and Shareholder.

                 10.2 Waiver of Compliance. Any failure of Century, GBS, GTS, EKW or Shareholder to comply with any obligation, covenant, agreement or condition herein contained may only be waived in writing by (i) Century in the case of any failure of GBS, GTS, EKW or Shareholder or (ii) GBS, GTS, EKW and Shareholder in the case of any failure of Century. Such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

                 10.3 Expenses. Each party will pay its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement. The foregoing shall not be construed as limiting any other rights which any party may have as a result of misrepresentation of or breach by any other party.

                 10.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when mailed by certified or registered mail (return receipt requested), postage prepaid or when delivered by fax (evidenced by confirmation of successful transmission), as follows:



                 A.       If to Century:

                 Century Business Services, Inc.
                 6480 Rockside Woods Blvd. - South
                 Suite 330
                 Cleveland, Ohio  44131
                 Phone: (216) 447-9000; Fax:  (216) 447-9007
                 Attn: Keith W. Reeves

                 With a copy to:

                 Squire, Sanders & Dempsey L.L.P.
                 4900 Key Tower
                 127 Public Square
                 Cleveland, Ohio  44114-1304
                 (216) 479-8500
                 Attn:  M. Patricia Oliver, Esq.

or to such other person or place as Century shall designate by notice in the manner provided in this Section 10.4:

                 B.       If to Shareholder or to GBS, GTS or EKW:

                 The Dwyer Group
                 1010 North University Parks Drive
                 Waco, Texas 76707
                 (254) 745-2400
                 Attn:  Michaele (Shelley) Weatherbie, General Counsel

                 With a copy to:

                 Gardere & Wynne, L.L.P.
                 1601 Elm Street
                 3000 Thanksgiving Tower
                 Dallas, Texas 75201-4761
                 (214) 999-3000
                 Attn:  John T. Kipp, Esq.


or to such other person as Shareholder shall designate by notice in the manner provided in this Section 10.4.

                 10.5 Assignment. This Agreement shall be binding upon and inure to the benefit of Century and its successors and assigns, and to Shareholder and its successors and assigns, as the case may be, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties without the prior written consent of all of the other parties, which consent shall not be unreasonably withheld.

                 10.6 Third Parties. This Agreement is not intended to and shall not be construed to give any person other than the parties hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with this Agreement or any provision contained herein or contemplated hereby.

                 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

                 10.8 Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

                 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                 10.10 Headings. The headings of the sections, schedules and articles of this Agreement are inserted for the sake of convenience only and shall not constitute a part hereof.

                 10.11 Disclosures. Any disclosure in any Schedule to this Agreement will be deemed a disclosure for all purposes under this Agreement and shall be considered a disclosure under all other schedules of this Agreement; provided, however, that information in documents referenced in but not included as part of a schedule will not be deemed disclosure for purposes of this section and this Agreement, unless such document was provided to Century prior to the Closing Date.

                 10.12 Knowledge. Whenever a representation or warranty is made herein as being to the "best knowledge of" a party, it is understood that such persons have made or caused to be made (and the results thereof reported to them) an investigation which provides them with a reasonable basis upon which to determine the accuracy of such representation or warranty by personnel or representatives competent to determine the accuracy thereof.

                 10.13 Entire Agreement. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties in respect of the subject matter contained herein and therein and supersedes that certain letter agreement dated April 21, 1998 and there are no other terms or conditions, representations or warranties, written or oral, express or implied, except as set forth herein.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year above written.


CENTURY BUSINESS SERVICES, INC.


    By:
         ----------------------------------------------
         Keith W. Reeves, Senior Vice President


GBS ACQUISITION CORP.


    By:
         ----------------------------------------------
         Keith W. Reeves, President


GENERAL BUSINESS SERVICES, INC.


    By:
         ----------------------------------------------
         David Bethea, President


GENERAL TAX SERVICES, INC.


    By:
         ----------------------------------------------
         David Bethea, President


EDWIN  K. WILLIAMS & CO.


    By:
         ----------------------------------------------
         David Bethea, President


THE DWYER GROUP, INC.


    By:
         ----------------------------------------------
         Robert Tunmire, President

                                   EXHIBIT A
                                EARN-OUT FORMULA


         Within 30 days after the Closing Date, Century or Acquisition Sub shall place into escrow the Earn-Out Shares pending possible reductions in the Consideration resulting from (i) the application of the formula described below relating to the renewal/non-renewal of franchisees and (ii) in order to facilitate the payment to Century of any Losses incurred by Century, as provided for in Article 9 of the Agreement. Specifically, the parties agree that the amount attributable to (i) above is $400,000 and to (ii) above is $400,000. The parties further agree that the reduction in the Consideration attributable to (i) above, and the issuance of any of the Earn-Out Shares to Shareholder shall be determined as follows:

         Based on information supplied by Shareholder, the sum of the 1997 royalty revenue for 110 GBS franchises up for renewal in December of 1998 is approximately $400,000. For such franchises that are renewed prior to the Closing Date, an amount of Earn-Out Shares equal in value to the 1997 royalty revenue of the renewed franchises will be issued to Shareholder at the Closing Date. An amount equal to the 1997 royalty revenues of any further franchises that have renewed during the period from the Closing Date to March 31, 1999, will be deducted from the escrow and the equivalent shares of Century Stock will be issued to Shareholder by May 31, 1999. Any Earn-Out Shares left in the escrow on May 31, 1999 attributable to (i) above will be released to Century. Century hereby agrees to timely renew any franchisee that wishes to renew on substantially the same terms and conditions as such franchisees' existing agreements.

         ALL CALCULATIONS TO BE MADE IN ACCORDANCE WITH THIS EXHIBIT A SHALL BE DETERMINED BASED ON THE VALUATION PRICE. The Escrow Agreement will provide that the remaining $400,000 of Earn-Out Shares, less any Losses incurred by Century [(offset by any Losses suffered by Shareholder)], shall be released to Shareholder within ninety (90) days after the second anniversary of the Closing Date.

         Nothing in this Exhibit A shall affect Century's right to be indemnified up to the Limit as set forth in Article 9 of the Agreement.





                                     A-1